FIRST AMENDMENT TO THE

FUND ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

BETWEEN

ADVISERS INVESTMENT TRUST ON BEHALF OF THE SERIES MANAGED BY J.O. HAMBRO CAPITAL

MANAGEMENT LIMITED

AND

THE NORTHERN TRUST COMPANY

FIRST AMENDMENT

WHEREAS, Advisers Investment Trust (“Trust”) on behalf of the series managed by J.O. Hambro Capital Management Limited, an Ohio business trust, and The Northern Trust Company (“Northern”) entered into a Fund Administration and Accounting Services Agreement as of September 10, 2013 (the “Agreement”); and

WHEREAS, Northern and the Trust wish to amend the terms of the trust to reflect the current method of invoicing for fees;

NOW< THEREFORE, in consideration of the premises and mutual covenants contained herein, Northern and the Trust agree to amend the Agreement as follows:

1.	Section S(a) shall be deleted in its entirety and replaced with the following Section S(a):

“(a) As compensation for the services rendered to the Fund pursuant to this Agreement, the fund shall cause to be paid to Northern monthly fees determined as set forth in Schedule A to this Agreement with respect to the services provided hereunder. Such fees are to be billed monthly and shall be due and payable within four (4) weeks of the original issuance of such bill. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.”

2.	Section S(e) shall be deleted in its entirety and replaced with the following Section S(e)

“(e) All fees, out-of-pocket expenses, or additional charges of Northern shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.”

3.	Section S(f) shall be deleted in its entirety and replaced with the following Section S(f):

“(f) In the event that the Fund is more than ninety (90) days’ delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon thirty (30) days’ written notice to the Fund by Northern. The Fund must notify Northern in writing of any contested amounts promptly within receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.”

4.	In all other respects, the Agreement shall remain unchanged.

5.	This amendments shall be effective as of March 11, 2014.

ADVISERS INVESTMENT TRUST		THE NORTHERN TRUST COMPANY

By:	/s/ Dina Tantra	By:	/s/ Scott Denning
Name: Dina Tantra		Name: Scott Denning
Title: President		Title: Senior Vice President